EXHIBIT 99


[LOGO]       APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
                   7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426 (952) 930-9000


FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
                                     Edward R. (Jack) Cameron (952) 930-9000
                                     Richard G. Cinquina, Equity Market Partners
                                     (612) 338-0810

                          ARCA JOINS MARTA COOPERATIVE

APRIL 10, 2002--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that its ApplianceSmart operation has joined the MARTA Cooperative, a national purchasing cooperative serving 110 household appliance retailers.

Edward R. (Jack) Cameron, president and chief executive officer, said, "MARTA's national buying power will enable ApplianceSmart to get the best pricing on new appliances within all of the lines we currently carry, including Maytag, Whirlpool and Frigidaire. Although our core business involves special-buy appliances, ApplianceSmart carries a limited number of new appliances to round out our consumer offerings and to balance our inventory. We believe membership in MARTA is the best way to optimize the profitability of this segment of ApplianceSmart's business."


About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of April 2002, ApplianceSmart was operating 10 factory outlets: four in the Minneapolis/St. Paul market; three in Columbus, Ohio, market; two in the Dayton, Ohio, market; and one in Los Angeles. ARCA is also one of the largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Visit our web site at www.arcainc.com.